Execution
                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-17

                          TERMS AGREEMENT
                          ---------------
                    (to Underwriting Agreement,
                      dated January 22, 1998,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                             October 23, 1998
Cherry Hill, NJ 08002

           Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-17 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-17 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting
Agreement.

      Section 1. The Mortgage Pool: The Series 1998-17 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed-rate, first-lien, fully-amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 1998 (the "Cut-off Date"):

      (a) Aggregate Principal Amount of the Mortgage Pool:
$521,884,655 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $494,791,700 or greater than $546,875,000.

      (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

      (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in
Section 1(a):

                                                       Class
                    Principal      Interest      Purchase Price
Class                 Balance         Rate         Percentage
-----                 -------         ----         ----------
Class A1        $ 100,646,422          6.75%         99.7891%
Class A2            7,371,000          6.75%         99.7891%
Class A3           50,001,961          6.75%         99.7891%
Class A4           50,256,000          6.75%         99.7891%
Class A5           32,689,411          6.75%         99.7891%
Class A6          179,940,409          6.75%         99.7891%
Class A7            9,672,000          6.75%         99.7891%
Class A8                (1)            0.25%         99.7891%
Class A9           25,249,997          6.50%         99.7891%
Class A10          14,673,337           (2)          99.7891%
Class A11           4,891,113           (2)          99.7891%
Class A12          17,620,000          6.75%         99.7891%
Class A13           7,007,760          6.75%         99.7891%
Class R                   100          6.75%         99.7891%
Class RL                  100          6.75%         99.7891%

----------------------

(1) The Class A8 Certificates shall be issued with an initial notional principal balance of $25,249,997.

(2)  Interest will accrue on the Class A10 and Class A11
     Certificates at the respective rates described in the Prospectus.

      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, October 29, 1998 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates, other than the Class A8 and Class A11 Certificates, shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively. The Class A8 and Class A11 Certificates shall have received Required Ratings of at least "AAA" by Fitch and "AAAr" by S&P.


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


      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                         Very truly yours,

                         MERRILL LYNCH, PIERCE, FENNER &
                         SMITH INCORPORATED


                         By:_____________________________
                            Name:
                            Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title: